UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2017

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-190788	46-2552550
State or other jurisdiction	Commission file number	I.R.S. Employer Identification No.
of incorporation or organization

575 Lexington Avenue, 4th Floor, New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (866) 920-5070

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Hispanica International Delights of America, Inc. is referred to herein as “we”, “our” or “us”.

Section 8 -Other Events

Item 8.01. Other Events

On June 14, 2017, we and Energy Source Distributors, Inc. (“Energy Source”) filed a lawsuit in the Seventeenth Judicial Circuit in and for Broward County, Florida (the “Broward County Court”) against TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”). The lawsuit was filed in connection with 2 loan transactions (the “Loans”) with TCA as the lender and we as the borrower and alleges that: (a) over 100% interest charged on the Loans is usurious in violation of Florida law; (b) TCA violated the Florida Deceptive and Unfair Trade Practices Act, including disguising interest charges as advisory fees in the amount of $550,000; (c) breach of contract by, among other things, TCA seeking payment of usurious, illegal, unconscionable and unenforceable fees and failing to fund the full amount of the $1.6 million loan; and (d) breach of implied covenant of good faith and fair dealing. On June 15, 2017, TCA filed a lawsuit in the Broward County Court against us and Energy Source for breach of contract pertaining to the transaction documents associated with the Loans, claiming that it suffered damages and seeking compensatory damages and prejudgment interest upon the compensatory damages at a default rate of 25% plus accrued interest.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

Dated: June 20, 2017	By: /s/ Fernando Oswaldo Leonzo
Chief Executive Officer